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                                                                     Exhibit 8.1

                          Exhibit 8
Name of Subsidiary                                    Country of Incorporation

ViryaNet, Inc.                                        United States of America
IMedeon, Inc.                                         United States of America
ViryaNet Europe Ltd.                                  United Kingdom
ViryaNet Japan                                        Japan